Amended Appendix D

To the

Global Custody Agreement

This Amended Appendix D, dated September 9, 2019, to the Global Custody Agreement, dated July 21, 2015, between Ultimus Managers Trust (the “Principal”) and MUFG Union Bank, N.A. (the “Agreement”), lists each Portfolio on whose behalf the Principal has entered into the Agreement.

Portfolio	Investment Manager	Fiscal Year End
Adler Value Fund	Adler Asset Management, LLC	July 31
Alambic Small Cap Plus Fund	Alambic Investment Management, L.P.	August 31
Alambic Mid Cap Plus Fund	Alambic Investment Management, L.P.	August 31
HVIA Equity Fund	Hudson Valley Investment Advisors, Inc.	February 28
Karner Blue Animal Impact Fund	Karner Blue Capital, LLC	May 31
Kempner Multi-Cap Deep Value Fund	Kempner Capital Management, Inc.	July 31
Marshfield Concentrated Opportunity Fund	Marshfield Associates, Inc.	August 31

IN WITNESS WHEREOF, the parties hereto have executed this amended Appendix D as of the date first above written.

ULTIMUS MANAGERS TRUST		MUFG UNION BANK, N.A.

By:	/s/ David R. Carson	By:	/s/Louis Nazzaro

Name:	David R. Carson	Name:	Louis Nazzaro

Title:	President	Title:	Vice President